Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

KALOBIOS PHARMACEUTICALS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

KaloBios Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is KaloBios Pharmaceuticals, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on September 19, 2001 under the name Horizon Biotechnologies, Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article IV Section (A) of the Certificate of Incorporation be amended by adding a second and a third paragraph which read as follows:

“Immediately upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation in the Office of the Secretary of State of the State of Delaware (the “Effective Time”), (i) shares of Common Stock outstanding immediately prior to the Effective Time (the “Outstanding Common Stock”) are reclassified into a smaller number of shares such that every three (3) to four (4) shares (the “Reverse Split Range”) of Outstanding Common Stock are combined and reclassified into one share of Common Stock, (ii) shares of Series A Preferred Stock outstanding immediately prior to the Effective Time (the “Outstanding Series A Stock”) are reclassified into a smaller number of shares such that every three (3) to four (4) shares of Outstanding Series A Stock are combined and reclassified into one share of Series A Preferred Stock, (iii) shares of Series B-1 Preferred Stock outstanding immediately prior to the Effective Time (the “Outstanding Series B-1 Stock”) are reclassified into a smaller number of shares such that every three (3) to four (4) shares of Outstanding Series B-1 Stock are combined and reclassified into one share of Series B-1 Preferred Stock, (iv) shares of Series B-2 Preferred Stock outstanding immediately prior to the Effective Time (the “Outstanding Series B-2 Stock”) are reclassified into a smaller number of shares such that every three (3)

to four (4) shares of Outstanding Series B-2 Stock are combined and reclassified into one share of Series B-2 Preferred Stock, (v) shares of Series C Preferred Stock outstanding immediately prior to the Effective Time (the “Outstanding Series C Stock”) are reclassified into a smaller number of shares such that every three (3) to four (4) shares of Outstanding Series C Stock are combined and reclassified into one share of Series C Preferred Stock, (vi) shares of Series D Preferred Stock outstanding immediately prior to the Effective Time (the “Outstanding Series D Stock”) are reclassified into a smaller number of shares such that every three (3) to four (4) shares of Outstanding Series D Stock are combined and reclassified into one share of Series D Preferred Stock and (vii) shares of Series E Preferred Stock outstanding immediately prior to the Effective Time (the “Outstanding Series E Stock”) are reclassified into a smaller number of shares such that every three (3) to four (4) shares of Outstanding Series E Stock are combined and reclassified into one share of Series E Preferred Stock, in each case the exact ratio (the “Reverse Split Ratio”) within the three (3) to four (4) share range to be determined by the Board of Directors of this corporation prior to the Effective Time and publicly announced by this corporation (the “Reverse Stock Split”), which Reverse Split Ratio shall be the same for the Outstanding Common Stock, Outstanding Series A Stock, Outstanding Series B-1 Stock, Outstanding Series B-2 Stock, Outstanding Series C Stock, Outstanding Series D Stock and Outstanding Series E Stock. No fractional shares shall be issued upon the Reverse Stock Split of any share or shares of the Outstanding Common Stock, Outstanding Series A Stock, Outstanding Series B-1 Stock, Outstanding Series B-2 Stock, Outstanding Series C Stock, Outstanding Series D Stock or Outstanding Series E Stock. The number of shares issuable upon the Reverse Stock Split shall be determined on the basis of the total number of shares of Outstanding Common Stock, Outstanding Series A Stock, Outstanding Series B-1 Stock, Outstanding Series B-2 Stock, Outstanding Series C Stock, Outstanding Series D Stock or Outstanding Series E Stock, as the case may be, held by each holder. In connection with the Reverse Stock Split, in lieu of fractional shares, this corporation will pay cash in an amount equal to the fair value of such fractional shares, based on the fair market value of this corporation’s Common Stock, Series A Preferred Stock, Series B-1 Preferred Stock, Outstanding Series B-2 Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, as the case may be, as determined in good faith by the Board of Directors of this corporation immediately prior to the Reverse Stock Split. For the avoidance of doubt the Reverse Stock Split shall not result in any change to the Conversion Rate of any series of Preferred Stock.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock or Preferred Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock or Preferred Stock after the Effective Time into which the shares of Common Stock or

Preferred Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock or Preferred Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock or Preferred Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock or Preferred Stock after the Effective Time into which the shares of Common Stock or Preferred Stock formerly represented by such certificate shall have been reclassified.”

THIRD: The foregoing amendment was approved by the holders of the requisite number of shares of this corporation in accordance with Section 211 of the General Corporation Law.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 15th day of January, 2013.

/s/ David Pritchard
David Pritchard, Chief Executive Officer